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                                  Exhibit 9(b)

                          Sub-Transfer Agency Agreement


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                   SUB-TRANSFER AGENCY AND SERVICES AGREEMENT

     THIS AGREEMENT, dated as of this 2nd day of June, 1995, is by and between THE SHAREHOLDER SERVICES GROUP, INC. ("TSSG", also referred to as the "Transfer Agent"), a Massachusetts corporation with principal offices at One Exchange Place, 53 State Street, Boston, Massachusetts 02109 and ADVEST TRANSFER SERVICES, INC. ("Advest"), a Delaware corporation with principal offices at 280 Trumbull Street, Hartford, Connecticut 06103.

                                   WITNESSETH

     WHEREAS, TSSG has been appointed transfer agent for the Northstar Advantage Government Securities Fund, the Northstar Advantage High Yield Fund, the Northstar Advantage Managed Income Fund, the Northstar Advantage Growth Fund, the Northstar Advantage Special Fund, and the Northstar Advantage Strategic Income Fund, each an open-end registered investment company (the "Funds") pursuant to the terms of the Transfer Agency and Services Agreement (the "Transfer Agent Agreement") with each Fund;

     WHEREAS, each Fund issues multiple classes of shares, including Class T Shares (the "Class T Shares"); and

     WHEREAS, the Funds have instructed TSSG to subcontract to and appoint Advest, as its agent to perform certain administrative and ministerial duties and obligations that the Transfer Agent has to the Funds with respect to the Class T Shares issued by the Funds and Advest desires to accept such appointment;

     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, TSSG and Advest agree as follows:

Article  1     DEFINITIONS

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a) "Articles of Incorporation" shall mean the Declaration of Trust of a Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be deemed to include (i) any authorized officer of TSSG or a Fund; or (ii) any person, whether or not such person is an officer or employee of TSSG or a Fund, duly appointed by TSSG or a Fund as an Authorized Person and authorized to give Oral Instructions or Written Instructions on behalf of TSSG or a Fund as indicated in writing to the Advest from time to time.


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          (c)  "Board of Trustees" shall mean the Board of Trustees of a Fund.

          (d)  "Commission" shall mean the Securities and Exchange Commission.

          (e) "Custodian" refers to any custodian or subcustodian of securities and other property which a Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          (f) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (g) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Advest from a person reasonably believed by Advest to be an Authorized Person;

          (h) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Exchange Act of 1933 and the 1940 Act.

          (i) "Shares" refers collectively to such Class T Shares of the Funds as may be issued from time to time.

          (j)  "Shareholder" shall mean a record owner of Shares.

          (k) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Advest to be an Authorized Person and actually received by Advest. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2     APPOINTMENT OF ADVEST

     2.1 TSSG hereby appoints and constitutes Advest as its subcontractor and agent to perform certain administrative and ministerial duties on behalf of the Funds and Advest hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

Article  3     DUTIES OF ADVEST

     3.1 Advest shall be responsible for administering and/or performing the customary services of a transfer agent; service


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agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares, as more fully described in the written Schedule of Duties of Advest annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus, applicable law and the procedures established from time to time between Advest and the Transfer Agent and/or the Funds.

     3.2 In addition, each Fund shall (i) identify to Advest in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Advest for the Funds' blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Funds as provided above.

Article 4      RECORDKEEPING AND OTHER INFORMATION

     4.1 Advest shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All records shall be available during regular business hours for inspection and use by the Transfer Agent and the Funds. Where applicable, such records shall be maintained by Advest for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 To the extent required by Section 31 of the 1940 Act, Advest agrees that all such records prepared or maintained by Advest relating to the services to be performed by Advest hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Funds on and in accordance with each Fund's request.

     4.3 In case of any requests or demands for the inspection of Shareholder records of the Funds, Advest will endeavor to notify the Transfer Agent of such request and secure Written Instructions as to the handling of such request. Advest reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

     4.4 Upon reasonable notice by either TSSG or a Fund, Advest shall make available during regular business hours such of its facilities and premises employed in connection with the performance


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of its duties under this Agreement for reasonable visitation by TSSG or a Fund, or any person retained by TSSG or a Fund as may be necessary for TSSG or a Fund to evaluate the quality of the services performed by Advest pursuant hereto.

Article 5      INSTRUCTIONS

     5.1 Advest will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from TSSG or a Fund. Advest will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of a Fund and the proper countersignature of the Transfer Agent.

     5.2 At any time, Advest may request Written Instructions from TSSG with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions. Written Instructions requested by Advest will be provided by TSSG within a reasonable period of time.

     5.3 Advest, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of TSSG and only if said representative is an Authorized Person. TSSG agrees that all Oral Instructions shall be followed within a reasonable period of time by confirming Written Instructions and that TSSG's failure to so confirm shall not impair in any respect Advest's right to rely on Oral Instructions.

Article  6     COMPENSATION

     6.1 The Transfer Agent will compensate Advest for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein. In addition to the fees provided for in Section 6.1, and provided such is reimbursable to the Transfer Agent by the Funds under the Transfer Agent Agreements, the Transfer Agent shall arrange payment to Advest for out-of-pocket expenses (i) incurred in connection with conforming the Funds' records for the period prior to the effective date of this Agreement to the systems employed by the Transfer Agent and (ii) reasonably incurred by Advest in the performance of its obligations under this Agreement.

Article  7     REPRESENTATIONS AND WARRANTIES OF ADVEST

     7.1  Advest represents and warrants to the Transfer


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Agent that:

          (a) It is a corporation duly organized an existing and in good standing under the laws of Delaware;

          (b) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          (d) It is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

          (e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article  8     REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

     8.1  The Transfer Agent represents and warrants to Advest that:

          (a) It is duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws and the Transfer Agent Agreements to enter into this Agreement;

          (c) All corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

Article  9     STANDARD OF CARE/INDEMNIFICATION

     9.1 Advest shall at all times act in good faith and agrees to use its best efforts within commercially reasonable terms to ensure the accuracy of all services to be performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Advest's own negligence, bad faith or willful misconduct or that of its employees.

     9.2 Advest shall not be responsible for and the Transfer Agent shall indemnify and hold Advest harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Advest or for which Advest may be held to be liable (a "Claim") arising out of or



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attributable to any of the following:

          (a) Any actions of Advest required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Advest in the performance of its duties hereunder.

          (b) Advest's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Advest from the Funds, or any authorized third party acting on behalf of the Funds, including but not limited the Transfer Agent or any prior transfer agent for the Fund, in the performance of Advest's duties and obligations hereunder.

          (c) The reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of a Fund.

     9.3 Advest shall indemnify and hold the Transfer Agent harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Transfer Agent for which the Transfer Agent or the Funds shall be held to be liable arising out of or attributable to Advest's negligence, bad faith or willful misconduct in the performance of its obligations under this Agreement.

     9.4 In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by Indemnified Party and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.


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     9.5  Notwithstanding the foregoing or anything else contained in this
Agreement to the contrary, either party's entire liability to the other for any loss or damage, direct or indirect for any cause whatsoever (including but not limited to those arising out of this Agreement), and regardless of the form of action, shall be limited to the fees actually paid or owing to Advest pursuant to Section 6 of this Agreement.

Article  10    CONSEQUENTIAL DAMAGES

     10.1 In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

Article  11    TERM AND TERMINATION

     11.1 This Agreement shall be effective on the date first written above and shall continue for a period of two (2) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of one (1) years ("Renewal Terms") each.

     11.2 Advest may terminate this Agreement at the end of the Initial Term or any subsequent Renewal Term upon not less than ninety (90) days or more than one-hundred eighty (180) days prior written notice to the other party. TSSG may terminate this Agreement at any time upon ninety (90) days written notice to Advest.

     11.3 In the event a termination notice is given by the Transfer Agent, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Funds. In the event termination notice is given by Advest, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by Advest.

     11.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Advest is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Advest with respect to services performed prior to such termination or rights


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of Advest to be reimbursed for out-of-pocket expenses.  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     11.5 Notwithstanding any provision of this Article 12 to the contrary, this Agreement shall terminate simultaneously with the termination of the Transfer Agent Agreement.

Article  12    CONFIDENTIALITY

     12.1 In connection with the services provided by Advest hereunder, certain confidential and proprietary information regarding Advest and the Transfer Agent may be disclosed to the other. In connection therewith, the parties agree as follows:

          (a) Confidential Information disclosed under this Agreement shall mean:

          (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Advest, the Transfer Agent or the Funds, their respective parent corporation, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of the foregoing;

          (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Advest, the Transfer Agent or the Funds a competitive advantage over its competitors; and

          (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

          (b) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of the party.


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     12.2  Except as expressly authorized by prior written consent of the disclosing party ("Discloser"), the party receiving Confidential Information ("Recipient") shall:

          (a) limit access to Discloser's Confidential Information to Recipient's employees who have a need-to-know in connection with the subject matter thereof;

          (b) advise those employees who have access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Confidentiality Agreement;

          (c) take appropriate action by instruction or agreement with the employees having access to Discloser's Confidential Information to fulfill Recipient's obligations under this Confidentiality Agreement;

          (d) safeguard all of Discloser's Confidential Information by using a reasonable degree of care, but not less than that degree of care used by Recipient in safeguarding its own similar information or material;

          (e) use all of Discloser's Confidential Information solely for purposes that it was intended;

          (f) not disclose any of Discloser's Confidential Information to third parties; and

          (g)  not disclose the existence of the discussions to any third party.

     12.3 Upon Discloser's request, Recipient shall surrender to Discloser all memoranda, notes, records, drawings, manuals, records, and other documents or materials (and all copies of same) relating to or containing Discloser's Confidential Information. When Recipient returns the materials, Recipient shall certify in writing that it has returned all materials containing or relating to the Confidential Information.

     12.4  The obligations of confidentiality and restriction on use in this
Article 13 shall not apply to any Confidential Information that Recipient proves:

          (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Recipient; or

          (b) Was lawfully received by Recipient from a third party free of any obligation of confidence to the third party; or


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          (c)  Was already in Recipient's possession prior to receipt from
     Discloser; or

          (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving Discloser as much advance notice as practical of the possibility of disclosure to allow Discloser to stop such disclosure or obtain a protective order concerning such disclosure; or

          (e) Is subsequently and independently developed by Recipient's employees, consultants or agents without reference to Confidential Information.

     12.5 Advest and the Transfer Agent agree that money damages would not be a sufficient remedy for breach of this Section 13. Accordingly, in addition to all other remedies that either party may have, a party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. The parties agree to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

Article  13    FORCE MAJEURE

     13.1 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, labor difficulties, mechanical breakdowns, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 14     AMENDMENTS

     14.1 This Agreement may only be amended or modified by a written instrument executed by both parties.


Article 15     SUBCONTRACTING

     15.1 The Transfer Agent agrees that, upon written notice to the Transfer Agent, Advest may subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such subcontractor shall not relieve Advest of its responsibilities hereunder.

Article  16    ARBITRATION

     16.1  Any claim or controversy arising out of or relating to


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this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     16.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     16.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Section 18.

Article  17    NOTICE

     17.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to Advest or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

          To the Transfer Agent:

          The Shareholder Services Group, Inc.
          One Exchange Place
          53 State Street
          Boston, Massachusetts  02109
          Attention:  President

          with a copy to TSSG's General Counsel




          To Advest:

          Advest Transfer Services, Inc.
          280 Trumbull Street
          Hartford, Connecticut  06103
          Attention:  David Horowitz, Assistant General Counsel

Article 18     SUCCESSORS

     18.1 This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under


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common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

Article 19     GOVERNING LAW

     19.1 This Agreement shall be governed exclusively by the laws of the Commonwealth of Massachusetts without reference to the choice of law provisions thereof.

Article 20     COUNTERPARTS

     20.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21     CAPTIONS

     21.1 The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22     RELATIONSHIP OF PARTIES

     22.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.


Article 23     ENTIRE AGREEMENT; SEVERABILITY

     23.1 This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


THE SHAREHOLDER SERVICES  GROUP, INC.:


By:
   ---------------------------------------
Title:
      -------------------------------------


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ADVEST TRANSFER SERVICES, INC.:


By:
   --------------------------------------
Title:
      -------------------------------------


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                                   SCHEDULE A

                                DUTIES OF ADVEST

     1. SHAREHOLDER INFORMATION. Advest shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

     2. SHAREHOLDER SERVICES. Advest shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between Advest and the Transfer Agent (or the Fund as the case maybe).

     3.   SHARE CERTIFICATES.

          (a) At the expense of each Fund, the Funds shall supply Advest with an adequate supply of blank share certificates to meet Advest's requirements therefor. Such Share certificates shall be properly signed by facsimile. Notwithstanding the death, resignation, or removal of any officer of the Funds whose signature appears on such certificates, Advest or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

          (b) Advest shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by Advest of properly executed affidavits and lost certificate bonds, in form satisfactory to Advest, with the applicable Fund and Advest as obligees under the bond.

          (c) Advest shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto), Advest shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. Advest shall further maintain a stop transfer record on lost and/or replaced certificates.

     4. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. Advest will address and mail to Shareholders of the Funds, all reports to Shareholders, dividend and distribution notices and proxy material for each Fund's meetings of Shareholders. In connection with meetings of Shareholders, Advest will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at


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

meetings and certify Shares voted at meetings.



     5.  SALES OF SHARES

          (a) Advest shall not be required to issue any Shares of a Fund where it has received a Written Instruction from the Transfer Agent or the Fund or official notice from any appropriate authority that the sale of the Shares of such Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Advest to rely on such Written Instructions or official notice.

          (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, Advest will endeavor to: (i) give prompt notice of such return to the applicable Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Advest may from time to time deem appropriate.

     6.  TRANSFER AND REPURCHASE

          (a) Advest shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in each Fund's Prospectus.

          (b) Advest will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Advest reasonably may deem necessary.

          (c) Advest reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Advest also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Advest, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

          (d) When Shares are redeemed, Advest shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Advest reflecting outstanding Shares of each Fund and Shares attributed to individual accounts.

          (e) Advest, upon receipt of the monies paid to it by the Custodian for the repurchase of Shares, shall pay such monies as are received from the Custodian, all in accordance with the procedures of each Fund.

          (f) Advest shall not process or effect any repurchase with respect to Shares of a Fund after receipt by Advest or its agent of notification of the suspension of the determination of the net asset value of the Fund.

     7.   DIVIDENDS

          (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of a Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Advest Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to Advest on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

          (b) On or before the payment date specified in such resolution of the Board of Trustees, the Fund will pay to Advest sufficient cash to make payment to the Shareholders of record as of such payment date.

          (c) If Advest does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Advest will, upon notifying such Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Advest.

     8. In addition to and neither in lieu nor in contravention of the services set forth above, Advest shall: perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment consistent with those requirements in effect as of the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in Schedule C of the Agreement, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   SCHEDULE B

                                  FEE SCHEDULE


The Shareholder Services Group, Inc. agrees to pay Advest Transfer Services, Inc. ("Advest") the annual per account fee as described below.

     Internal Accounts  - $3.00 per account
     External Accounts - $6.00 per account

Such fees shall be billed by Advest monthly in arrears on a prorated basis of 1/12 of the annualized fee based on the number of open accounts held by Advest.


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